EXHIBIT 4.6

                    MEMBERSHIP INTEREST REDEMPTION AGREEMENT

THIS MEMBERSHIP INTEREST REDEMPTION AGREEMENT (this "AGREEMENT") is made and entered into effective as of the 26 day of April, 2006, by and between AlbaHealth, LLC, a Delaware limited liability company (the "COMPANY"), and Tefron USA, Inc., a Delaware corporation formerly known as Alba-Waldensian, Inc. ("SELLER").

                                R E C I T A L S:

     A. Seller is a member of the Company, owning 48,325 common units in the Company. The common units owned by Seller are hereinafter referred to as the "SELLER UNITS."

     B. Pursuant to an option set forth in that certain Put Option Agreement dated September 6, 2002 by and among the Company, Seller, Encompass Group, L.L.C. ("Encompass") and General Electric Capital Corporation ("GE"), as amended by Amendment No. 1 to the Put Option Agreement dated December 13, 2004 (collectively, the "PUT OPTION AGREEMENT"), Seller has elected to sell all of the Seller Units to the Company.

     C. The parties have agreed to terms and conditions of sale of the Seller Units that differ in certain respects from those described in the Put Option Agreement, and they desire to execute this Agreement to confirm the terms pursuant to which the Seller Units will be redeemed by the Company effective as of the Closing Date (as defined below).

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. REDEMPTION OF SELLER UNITS. Effective as of the Closing Date, the Company shall redeem from Seller, and Seller shall sell, transfer, assign and deliver to the Company, the Seller Units on the terms and conditions set forth herein.

     2. PURCHASE PRICE AND PAYMENT TERMS. The aggregate consideration payable by the Company for the Seller Units (the "PURCHASE PRICE") shall be Thirteen Million Two Hundred Fifty Thousand and 00/100 Dollars ($13,250,000.00). The Purchase Price shall be payable as follows:

          a. Ten Million Two Hundred Fifty Thousand and 00/100 Dollars ($10,250,000.00) (the "CLOSING PAYMENT") shall be payable in cash at Closing (as defined below); and

          b. Three Million and 00/100 Dollars ($3,000,000.00) shall be payable pursuant to the terms of a subordinated promissory note in the form attached hereto as EXHIBIT A (the "PROMISSORY NOTE").

     3. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to the Company to enter into this Agreement, Seller represents and warrants as follows:

          a. UNENCUMBERED TITLE. The Seller Units are free and clear of all liens, encumbrances or other charges of any kind whatsoever except those restrictions imposed by (i) that certain Limited Liability Company Agreement of AlbaHealth, LLC dated as of September 6, 2002 (the "LIMITED LIABILITY COMPANY AGREEMENT"), and (ii) that certain Borrower Stockholder Pledge Agreement dated as of September 6, 2002 among Encompass, Seller, GE, as a member of the Company, and GE, as Agent for the Lenders (the "PLEDGE AGREEMENT"), and at Closing, upon payment of the Purchase Price, Seller will transfer to the Company good and valid title to the Seller Units, free and clear of all liens, encumbrances or other charges of any kind whatsoever, subject to the terms of the Limited Liability Company Agreement. The Seller Units represents all of Seller's interest in the Company of any kind whatsoever, whether debt or equity.

          b. EXECUTION AND DELIVERY. Seller has the requisite power and authority to enter into this Agreement all documents and instruments contemplated hereby, and to sell the Seller Units. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles.

          c. AUTHORITY. The execution, delivery and performance of this Agreement and all documents and instruments contemplated hereby, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As a material inducement to Seller to enter into this Agreement, the Company represents and warrants as follows:

          a. EXECUTION AND DELIVERY. The Company has the requisite power and authority to enter into this Agreement, the Promissory Note and all documents and instruments contemplated hereby and thereby (collectively, the "TRANSACTION DOCUMENTS"), to redeem the Seller Units and to otherwise perform its obligation under the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by the Company, and each constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles.

          b. AUTHORITY. The execution, delivery and performance of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.

          c. NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of Common Units to Seller under clause (b) of Section 11 of the Promissory Note, do not and will not (i) conflict with or violate any provision of its organizational documents, including the Limited Liability Company Agreement, (ii) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement or instrument to which the Company is a party or by which any of its property is subject, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject or by which any property of the Company is subject.

     5. ADDITIONAL AGREEMENTS AND COVENANTS.

          a. POST-CLOSING ACTIONS. On or after the Closing Date, each party shall prepare, execute and deliver such further instruments and take such further action as the other party hereto shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in the Company title (as such title is conveyed pursuant to this Agreement) to all or any of the Seller Units or to consummate, in any other manner, the terms and conditions of this Agreement.

          b. GENERAL ADMINISTRATIVE SERVICES AGREEMENT. On the Closing Date, Seller and the Company shall enter into an amendment to that certain General Administrative Services Agreement between the Company and Seller dated September 6, 2002 (the "ADMINISTRATIVE SERVICES AGREEMENT"), pursuant to which the amount payable by the Company to Seller for the 12-month period commencing January 1, 2006 will be $766,000. The amendment shall be in the form attached hereto as EXHIBIT B (the "AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT").

          c. COMPUTER SYSTEM. On January 1, 2007, the Company agrees to purchase from Seller, and Seller agrees to sell to the Company, or its assigns, for a price of $600,000, all of the computer hardware and software, including all related software licenses and hardware and software leases, comprising the computer system located in Valdese, North Carolina and Rockwood, Tennessee that is currently owned by Seller and used by the Company in its regular business activities and for preparation of its internal financial statements, all of which hardware and software are described on Schedule I hereto. The purchase and sale of the computer system is expressly conditioned upon (i) the Closing of the redemption transaction contemplated by this Agreement, (ii) the equipment and software comprising the computer system being free and clear of all liens and encumbrances and in reasonable working order, and (iii) the delivery by Seller of any necessary consents from Seller's software licensors; provided, that (i) any fees payable to software licensors and to hardware and software lessors required in connection with the assignment of the software licenses and the hardware and software leases to the Company shall be paid by the Company and (ii) the Company assumes those obligations of Seller under the hardware and software leases assigned to the Company which accrue on and after the purchase and sale of the computer system. At the time of the Company's purchase of the computer system from Seller, Seller will deliver to the Company a Bill of Sale including customary warranties of Seller's title and reasonable working condition of the computer system. Upon consummation of such purchase, the Administrative Services Agreement will be terminated.

          d. MUTUAL RELEASE. At Closing, Seller and the Company shall execute and deliver to each other a Mutual Release in the form attached hereto as EXHIBIT C (the "MUTUAL RELEASE").

          e. CONVERSION RIGHTS. The Company shall not, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of Seller to exercise its conversion rights and receive Common Units, free and clear of any restriction, lien or encumbrance of any kind, in accordance clause (b) of
     Section 11 of the Promissory Note.

     6. DATE AND PLACE OF CLOSING. The purchase and sale of the Seller Units shall take place (the "CLOSING") at the offices of Winthrop & Weinstine, P.A. at 10:00 a.m., local time, within five (5) business days after satisfaction (or waiver) of the conditions to Closing described in Section 7 of this Agreement (the "CLOSING DATE"). In the event the Closing has not occurred by April 25, 2006, or such later date as the parties may agree upon, either party hereto shall have the right to terminate this Agreement on notice to the other party, unless the failure of the Closing to occur by such date is due to the failure of the terminating party to comply with its obligations hereunder. Termination of this Agreement shall not relieve a party from responsibility for damages resulting from its breach. Each party hereto agrees to use its reasonable best efforts to satisfy any conditions to Closing that are within its control.

     7. CONDITIONS TO CLOSING.

          a. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to close the transactions contemplated hereby shall be subject to and is contingent upon the satisfaction at or before the Closing Date of the following conditions (unless waived in writing by the Company):

               (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SECTION 3 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing Date as if such representations and warranties were made at such time, and Seller shall deliver to the Company at Closing a certificate of an authorized officer of Seller certifying to this condition.

               (ii) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller on or before the Closing Date shall have been fully performed and complied with in all respects on or before the Closing Date.

               (iii) GE RELEASE. GE shall have provided a release of the Seller Units from the Pledge Agreement.

               (iv) SUBORDINATION AGREEMENT. Seller and SunTrust Bank shall have executed the Subordination Agreement in the form attached hereto as EXHIBIT D (the "SUBORDINATION AGREEMENT").

               (v) NO DEFAULT. Immediately after giving effect to the payment of the Purchase Price, the fair value of the assets of the Company will exceed all liabilities of the Company, other than liabilities to Company members on account of their membership interests and liabilities for which the recourse of creditors is limited to specified property of the Company.

          In the event that any one or more of the conditions in this SECTION 7.A. have not been satisfied (or waived) by the Closing Date, the Company shall have the right to terminate this Agreement by notice to Seller.

          b. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to close the transactions contemplated hereby shall be subject to the satisfaction at or before the Closing Date of the following conditions (unless waived in writing by Seller):

               (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in SECTION 4 of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all material respects at the Closing Date as if such representations and warranties were made at such time, and the Company shall deliver to Seller a certificate of an authorized officer of the Company certifying to this condition.

               (ii) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by the Company shall have been fully performed and complied with in all respects on or prior to the Closing Date.

               (iii) GE RELEASE. GE shall have provided a release of the Seller Units from the Pledge Agreement.

               (iv) PROMISSORY NOTE. The Company shall have executed the Promissory Note.

               (v) SUBORDINATION AGREEMENT. The Company and SunTrust Bank shall have executed the Subordination Agreement.

               (vi) SUNTRUST LETTER. SunTrust Bank shall have executed a letter in the form attached hereto as EXHIBIT F in which it agrees to consider increasing by $3,000,000 the Revolving Commitment under its loan agreement with the Company under certain circumstances (the "SunTrust Letter").

     8. CLOSING DELIVERIES.

          a. DELIVERIES BY SELLER. At or prior to the Closing Date, Seller shall deliver the following items and documents to the Company, each duly and properly executed:

               (i) One (1) original of the Membership Interest Power in the form attached hereto as EXHIBIT E conveying, selling, transferring and assigning to the Company all of Seller's right, title and interest in the Seller Units;

               (ii) Four (4) counterpart originals of the Amendment to Administrative Services Agreement;

               (iii) Four (4) counterpart originals of the Mutual Release;

               (iv) Four (4) counterpart originals of the Subordination
          Agreement;

               (v) A written resignation from each of Seller's designees to the Company's Board of Managers;

               (vi) Certified copies of the corporate resolutions of Seller authorizing the transactions contemplated hereby, and authorizing the execution, delivery and performance of this Agreement and all other documents and agreements contemplated hereby; and

               (vii) Seller's Certificate dated as of the Closing Date confirming that (i) the representations and warranties of Seller were true and correct in all material respects when made and remain true and correct in all material respects on and as of the Closing Date, and (ii) all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the Closing Date have been performed or complied with by Seller.

          b. DELIVERIES BY THE COMPANY. At the Closing Date, the Company shall deliver the following items and documents to Seller, each duly and properly executed:

               (i) Four (4) counterpart originals of the Amendment to Administrative Services Agreement;

               (ii) Four (4) counterpart originals of the Mutual Release;

               (iii) Certified copies of the resolutions of the Company authorizing the transactions contemplated hereby, and authorizing the execution, delivery and performance of this Agreement and all other documents and agreements contemplated hereby;

               (iv) The Company's Certificate dated as of the Closing Date confirming that (i) the representations and warranties of the Company were true and correct in all material respects when made and remain true and correct in all material respects on and as of the Closing Date, and (ii) all covenants, agreements and conditions required to be performed or complied with by the Company prior to or at the Closing Date have been performed or complied with by the Company;

               (v) A written release by GE of the Seller Units from the Pledge Agreement;

               (vi) The Closing Payment, via wire transfer, to an account designated by Seller;

               (vii) The Promissory Note;

               (viii) The Subordination Agreement; and

               (ix) The SunTrust Letter executed by SunTrust Bank.

     9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The statements, representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and in any certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing and the consummation of the transactions contemplated hereby.

     10. OBSERVER RIGHTS. Until the Promissory Note is paid in full, Seller shall be entitled to designate a non-voting observer to attend and participate in (but not vote at) all meetings of the Board of Managers of the Company and all Board committees. The Company shall provide the observer with copies of all notices, minutes, consents, financial information and other materials that it provides to its managers at the same time and in the same manner as provided to such managers. Seller may, at any time, substitute or replace the observer. The observer shall be entitled to the same indemnification from the Company as is provided to all other members of the Board.

     11. INDEMNIFICATION.

          a. INDEMNITY BY SELLER. Seller agrees to indemnify, defend, exonerate and hold the Company and its managers, officers, members, affiliates, representatives, agents, successors and assigns, free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, demands, damages, claims and expenses, of whatever type or nature, including reasonable attorneys' fees and disbursements (collectively "LOSSES"), incurred in any capacity by any of the indemnitees as a result of or relating to any breach or misrepresentation of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement; provided that Seller shall not be liable for any loss of profits or consequential damages suffered by the Company or any other indemnitee under this Section 11.a.

          b. INDEMNITY BY THE COMPANY. The Company agrees to indemnify, defend, exonerate and hold Seller and its officers, directors, shareholders, affiliates, representatives, agents, successors and assigns, free and harmless from and against any and all Losses, incurred in any capacity by any of the indemnitees as a result of or relating to any breach or misrepresentation of any of the representations, warranties, covenants or agreements of this Company set forth in any of this Agreement; provided that the Company shall not be liable for any loss of profits or consequential damages suffered by Seller or any other indemnitee under this
     Section 11.b.

     12. TERMINATION OF INTERESTS. From and after the Closing Date, and except for Seller's rights under this Agreement and under the Promissory Note, Seller shall have no further interest in the assets, profits or management of the Company, and all obligations of the Company to Seller, including the return of any capital contribution, loan or advance, and all obligations of Seller to the Company, including those under the Limited Liability Company Agreement, shall be deemed satisfied and discharged.

     13. MISCELLANEOUS.

          a. INCORPORATION OF RECITALS. The recitals set forth above are incorporated herein and are made a part of this Agreement as if fully set forth herein and shall constitute an expression of the intent of the parties and as an aid in the construction of this Agreement.

          b. ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the schedules and exhibits, constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral. This Agreement may not be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the parties (in the case of an amendment) and by the waiving party (in the case of a waiver).

          c. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          d. HEADINGS. The headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

          e. NO THIRD-PARTY RIGHTS. Nothing expressed or implied in this Agreement is intended, nor may be construed, to confer upon or give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

          f. REMEDIES. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument. The parties agree that, in addition to any other relief afforded under the terms of this Agreement, the parties may enforce this Agreement by injunctive or mandatory relief to be issued by or against the other parties, it being understood that both damages and specific performance will be proper modes of relief and are not to be understood as alternative remedies.

          g. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such State; provided that the Subordination Agreement and the Promissory Note shall be governed by the laws of the State of Georgia.

          h. WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

          i. SUCCESSORS AND ASSIGNS. This Agreement and all documents related hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall have the right to assign this Agreement without the prior written consent of each other party hereto.

          j. NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, by registered or certified mail, postage prepaid, by overnight courier, or by facsimile transmission, in each case addressed as follows:

          If to the Company:                 AlbaHealth, LLC
                                             Attn: David A. Huelsbeck
                                             615 Macon Road
                                             McDonough, GA 30253
                                             Telephone: (800) 284-4540
                                             Facsimile: (770) 957-6728

          With a copy to:                    Winthrop & Weinstine, P.A.
                                             ATTN: Timothy M. Barnett, Esq.
                                             225 South Sixth Street, Suite 3500
                                             Minneapolis, MN 55402-4629
                                             Telephone: (612) 604-6400
                                             Facsimile: (612) 604-6800

          If to Seller:                      Tefron USA, Inc.
                                             ATTN: Yosef Shiran
                                             Industrial Center
                                             Teradyon, P.O. Box 1365,
                                             Misgav 20179, Israel
                                             Telephone: (972)4-990-0803
                                             Facsimile: (972) 4-990-0054

          With a copy to:                    Dewey Ballantime LLP
                                             ATTN: Morton A. Pierce, Esq.
                                             1301 Avenue of the Americas
                                             New York, NY 10019
                                             Telephone:_______________
                                             Facsimile: (212) 259-6333

          and to:                            Gross, Kleinhendler, Hodak, Halevy,
                                             Greenberg & Co.
                                             ATTN:  Richard Mann, Adv.
                                             One Azrieli Center
                                             Tel Aviv, 67021 Israel
                                             Telephone: (972) 3-607-4444
                                             Facsimile: (972) 3-607-4411

     All notices and communications shall be effective as follows: if delivered by mail, on the earlier of the day of actual receipt or ten business days after deposit in mail; if sent by overnight courier, three business days after sent by a reputable overnight courier; if delivered in person, upon actual receipt or, if delivery is refused, upon tender of delivery; if sent by facsimile transmission, immediately upon dispatch to the facsimile numbers shown above if a business day at the location of receipt and confirmation of successful transmission is received.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          [SIGNATURE PAGE TO MEMBERSHIP INTEREST REDEMPTION AGREEMENT]

     IN WITNESS WHEREOF, the parties have executed this Membership Interest Redemption Agreement as of the date and year first written above.

ALBAHEALTH, LLC


By: /s/ A. William Ott
----------------------
A. William Ott
Its PRESIDENT

TEFRON USA, INC.


By: /s/ Yosef Shiran
--------------------
Yosef Shiran
Its Chief Executive Officer

By: /s/ Asaf Alperovitz
-----------------------
ASAF ALPEROVITZ
Its Senior Vice President

                                    EXHIBIT A

                      FORM OF SUBORDINATED PROMISSORY NOTE

                                 [See attached]

                                    EXHIBIT B

         FORM OF AMENDMENT TO GENERAL ADMINISTRATIVE SERVICES AGREEMENT

             AMENDMENT TO GENERAL ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT, made and entered into this ___ day of _____________, 2006, by and between AlbaHealth, LLC, a Delaware limited liability company (the "COMPANY"), and Tefron USA, Inc., a Delaware corporation formerly known as Alba-Waldensian, Inc. ("TEFRON").

                              W I T N E S S E T H :

WHEREAS, the Company and Tefron previously entered into that certain General Administrative Services Agreement dated September 6, 2002 (the "Administrative Services Agreement"); and

WHEREAS, the parties wish to amend the Administrative Services Agreement to modify the services, compensation and termination provisions thereof.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree to the following terms and conditions:

     1. All references in the Agreement to "Alba" shall now read "Tefron".

     2. Section 3(a) of the Agreement is hereby amended to provide that the Service Fee shall be Seven Hundred Sixty-Six Thousand and 00/100 Dollars ($766,000.00) for the 12-month period commencing January 1, 2006.

     3. Section 4 of the Agreement is hereby amended by adding a new subsection
(c) thereto, which subsection (c) shall provide in its entirety as follows:

          (c) This Agreement shall expire on December 31, 2006, unless the parties hereto agree to extend the Agreement in writing.

     4. Except as otherwise amended herein, the Administrative Services Agreement is hereby ratified and remains valid and in full force and effect. The amended portion of the Administrative Services Agreement shall be read, wherever reasonable to do so, to be consistent with the portions not so amended; provided that the amended portion shall be deemed to control and any conflict shall be resolved in favor of such amended portion.

     5. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

   [SIGNATURE PAGE TO AMENDMENT TO GENERAL ADMINISTRATIVE SERVICES AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ALBAHEALTH, LLC


By: ___________________
Its:___________________

TEFRON USA, INC.


By:
---------------------------
Yosef Shiran
Its Chief Executive Officer

                                    EXHIBIT C

                             FORM OF MUTUAL RELEASE

                                 MUTUAL RELEASE

     THIS MUTUAL RELEASE is made and entered into effective as of the ____day of ___________, 2006, by and between Tefron USA, Inc., a Delaware corporation formerly known as Alba-Waldensian, Inc. ("TEFRON"), and AlbaHealth, LLC, a Delaware limited liability company (the "COMPANY").

                              W I T N E S S E T H :

     WHEREAS, prior to the date hereof, Tefron was a member of the Company;

     WHEREAS, Tefron and the Company have entered into a Membership Interest Redemption Agreement and ancillary documents referenced therein (collectively, the "REDEMPTION AGREEMENT") pursuant to which, among other things, the Company is consummating the redemption from Tefron of all of its membership interest in the Company; and

     WHEREAS, consummation of the transactions contemplated by the Redemption Agreement is conditioned upon the execution of this Mutual Release by the parties hereto.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements of the parties herein contained and in consideration of, and as a condition to, consummation of the transactions contemplated by the Redemption Agreement, it is mutually agreed as follows:

1. The Company, for itself and for each of its agents, representatives and assigns and others claiming through or under it, hereby releases and forever discharges Tefron, and each and all of its past, present and future officers, employees, directors, owners, agents and representatives, and each and all of their respective subsidiaries, affiliates, agents, representatives, predecessors, successors, assigns, associated companies, corporate parents and all of their respective past, present and future officers, employees, directors, owners, agents and representatives, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, statutory or in common law, of any nature whatsoever, known or unknown, fixed or contingent, which the Company has, had or may hereafter have against each such persons or entities for or by reason of any matter, cause or thing whatsoever arising out of acts or events occurring from the beginning of time up to and through the date of this Mutual Release; except any claims arising out of the Redemption Agreement or the agreements entered into pursuant to the Redemption Agreement.

2. Tefron, for itself and for each of its agents, representatives and assigns and others claiming through or under it, hereby releases and forever discharges the Company and each and all of its past, present and future officers, employees, managers, owners, agents and representatives, and each and all of their respective subsidiaries, affiliates, agents, representatives, predecessors, successors, assigns, associated companies, corporate parents and all of their respective past, present and future officers, employees, managers, directors, owners, agents and representatives, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, statutory or in common law, of any nature whatsoever, known or unknown, fixed or contingent, which Tefron has, had or may hereafter have against such persons or entities for or by reason of any matter, cause or thing whatsoever arising out of acts or events occurring from the beginning of time up to and through the date of this Mutual Release; except any claims arising out of the Redemption Agreement, the subordinated promissory note executed by the Company pursuant thereto or the agreements entered into pursuant to the Redemption Agreement.

3. The provisions of this Mutual Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Mutual Release shall survive the termination of any arrangements contained in it.

4. All parties acknowledge that they have read all of the terms of this Mutual Release and have had an opportunity to discuss it with their respective attorneys. Each understands the terms of this Mutual Release. All parties execute this Mutual Release of their own free will in exchange for the consideration to be given, which each acknowledges is adequate and satisfactory.

     PLEASE READ CAREFULLY. This Mutual Release is a release of all known and unknown claims.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                       [SIGNATURE PAGE TO MUTUAL RELEASE]

     IN WITNESS WHEREOF, the parties hereto have executed this Mutual Release effective as of the date and year first indicated above.

TEFRON USA , INC.                              AlbaHealth, LLC


By:______________________________              By:______________________________
   __________________(Print Name)                 __________________(Print Name)
   Its:__________________________                 Its:__________________________

                                    EXHIBIT D

                         FORM OF SUBORDINATION AGREEMENT

                                 [See attached]

                                    EXHIBIT E

                        FORM OF MEMBERSHIP INTEREST POWER

                            MEMBERSHIP INTEREST POWER

     FOR VALUE RECEIVED, TEFRON USA, INC., a Delaware corporation formerly known as Alba-Waldensian, Inc., hereby assigns and transfers unto ALBAHEALTH, LLC, a Delaware limited liability company, FORTY-EIGHT THOUSAND THREE HUNDRED TWENTY-FIVE (48,325) Common Units of ALBAHEALTH, LLC standing in its name on the books of said limited liability company represented by certificate number 1 herewith.

Dated as of April ____, 2006.                        TEFRON USA, INC.


                                                     By:
                                                     ------------------------
                                                     Yosef Shiran
                                                     Its Chief Executive Officer

                                    EXHIBIT F

                             FORM OF SUNTRUST LETTER

                                 [See attached]